PRESS RELEASE

Acquisitions Contact:	Media Contacts:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Acquires a 45,000 Square Foot Medical Office Building in San
Luis Obispo, California

Scottsdale, Arizona (August 5, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of a medical office building in San Luis Obispo, California (the “Sierra Vista MOB”) for approximately $10,950,000.

The Sierra Vista MOB is an approximately 45,000 square foot, 3-story, Class A property. Completed in May 2010, the building is already 85% leased to a high-quality synergistic mix of tenants. The specialty practices in the building include family practice, internal medicine, surgery specialties, cardiology specialties, orthopedics, oncology specialties and OBGYN. Adjacent to the Sierra Vista MOB is a 523-car parking structure not included in the purchase that is available for use by the tenants and patients.

The Sierra Vista MOB is located on the campus of the Sierra Vista Regional Medical Center (“SVRMC”), which has been servicing the health needs of patients for the past 50 years. SVRMC is the largest hospital in San Luis Obispo with 165 beds and is owned and operated by Tenet Healthcare (NYSE:THC).

“The opportunity to acquire a newly developed on-campus medical office building in an attractive supply constrained market, such as San Luis Obispo, was very compelling,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “Acquiring new medical office buildings directly from developers will continue to be an acquisition strategy of HTA given our focus for on-campus buildings with top tier healthcare systems.”

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $270.8 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.2 million square feet. Since its formation in 2006, HTA has made 67 geographically diverse acquisitions valued at approximately $1.73 billion based on purchase price, which includes 202 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.6 million square feet and includes 184 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of San Luis Obispo, California; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.